EXHIBIT (h)(25)

ADDENDUM TO AGENCY AGREEMENT

The Agency Agreement, made the 1st day of July, 1990 and subsequently amended on January 4, 1994 and August 15, 1994 by and between PACIFIC SELECT FUND(“Fund”), a Massachusetts business trust having its principal place of business at 700 Newport Center Drive, Newport Beach, CA 92660, and PACIFIC MUTUAL LIFE INSURANCE COMPANY (“Pacific Mutual”), a California Corporation, having its principal place of business at 700 Newport Center Drive, Newport Beach, California 92660 (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement (“Addendum”), which is made this 20th day of November, 1995.

WITNESSETH:

WHEREAS, pursuant to the Agreement, the Fund has appointed Pacific Mutual as Transfer Agent and Dividend Disbursing Agent and Pacific Mutual has accepted such appointment; and

WHEREAS, the Fund currently consists of twelve separate series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio and Bond and Income Portfolio (each referred to as a “Series” in the Agreement, and hereinafter referred to as a “Portfolio”); and

WHEREAS, the Fund intends to establish two additional Portfolios to be designated as the Emerging Markets Portfolio and Aggressive Equity Portfolio; and

WHEREAS, the Fund desires to appoint Pacific Mutual as Transfer Agent and Dividend Disbursing Agent for the Emerging Markets Portfolio and Aggressive Equity Portfolio on the terms set forth in the Agreement and in this Addendum to the Agreement;

WHEREAS, Pacific Mutual is willing to accept such appointment;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.    In addition to its responsibilities as specified in the Agreement, the Fund hereby employs and appoints Pacific Mutual as Transfer Agent and Dividend Disbursing Agent with respect to the Emerging Markets Portfolio and Aggressive Equity Portfolio which, in addition to all other Portfolios previously established by the Fund, shall be deemed one of the Portfolios under the Agreement as provided for in the Agreement, subject to the terms and conditions as specified in the Agreement and this Addendum, including the compensation provisions in Section six (6) (“Compensation and Expenses”) of the Agreement and in the Compensation Schedule (“Exhibit C”) attached thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC SELECT FUND

Attest:	/s/ AUDREY L. MILFS	By:	/s/ THOMAS C. SUTTON
	Name: Audrey L. Milfs Title: Secretary		Name: Thomas C. Sutton Title: President

PACIFIC MUTUAL LIFE INSURANCE COMPANY

Attest:	/s/ DIANE N. LEDGER	By:	/s/ THOMAS C. SUTTON
	Name: Diane N. Ledger Title: Assistant Vice President		Name: Thomas C. Sutton Title: Chairman & CEO

Attest:	/s/ DIANE N. LEDGER	By:	/s/ GLENN S. SCHAFER Glenn S. Schafer
	Name: Diane N. Ledger Title: Assistant Vice President		Name: Glenn S. Schafer Title: President